EXHIBIT 99.2

Derivative Solutions, Inc.

Audited Financial Statements

For The Year Ended December 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of

DERIVATIVE SOLUTIONS, INC.

We have audited the accompanying balance sheet of DERIVATIVE SOLUTIONS, INC. (the “Company”) as of December 31, 2004 and the related statement of operations, stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/    Plante & Moran, PLLC

Chicago, IL

October 5, 2005

Derivative Solutions, Inc.

Balance Sheet

December 31, 2004
Assets
Current Assets
Cash and Cash Equivalents	$165,050
Accounts receivable	89,105
Prepaid expenses and other current assets:
Prepaid expenses	16,511
Accrued interest income - notes receivable for common stock	13,417

Total current assets	284,083

Deposits	61,451
Property and Equipment – Net	103,640

Total assets	$449,174

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$33,128
Loans and advances from majority stockholder	61,451
Accrued and other current liabilities:
Taxes payable	181,112
Deferred revenue	109,954

Total current liabilities	385,645

Stockholders’ Equity
Common stock; No par value, 50,000,000 shares authorized, 5,400,000 issued and outstanding	476,000
Notes receivable for common stock	(475,000)
Retained earnings	62,529

Total stockholders’ equity	63,529

Total liabilities and stockholders’ equity	$449,174

The accompanying notes are an integral part of these financial statements.

Derivative Solutions, Inc.

Statement of Operations

Year Ended December 31 2004
Licensing fees	$9,892,169

Operating expenses
Compensation	7,282,306
Employee benefits	1,791,639
Marketing	224,944
Occupancy	431,757
Administrative	221,766

Total operating expenses	9,952,412

Operating loss	(60,243)

Nonoperating income
Interest	33,880

Total nonoperating income	33,880

Loss before income taxes	(26,363)

Income tax expense	72,789

Net loss	$(99,152)

The accompanying notes are an integral part of these financial statements.

Derivative Solutions, Inc.

Statement of Stockholders’ Equity

	Common Stock		Retained Earnings	Notes Receivable For Common Stock	Total
	Shares	Amount
Balance - January 1, 2004	5,000,000	$1,000	$161,681	—	$162,681
Net loss	—	—	(99,152)	—	(99,152)
Exercise of stock options	400,000	475,000	—	$(475,000)	—

Balance - December 31, 2004	5,400,000	$476,000	$62,529	$(475,000)	$63,529

The accompanying notes are an integral part of these financial statements.

Derivative Solutions, Inc.

Statement of Cash Flows

Year Ended December 31, 2004
Cash Flows from Operating Activities
Net loss	$(99,152)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	43,890
Interest accrued on notes receivable	(13,417)
Changes in operating assets and liabilities which provided (used) cash:
Accounts receivable	98,895
Prepaid expenses and other	(2,213)
Accounts payable	20,616
Accrued liabilities and other	125,243

Net cash provided by operating activities	173,862

Cash Flows from Investing Activities
Purchase of property and equipment	(51,590)

Net cash used in investing activities	(51,590)
Net Increase in Cash and Cash Equivalents	122,272

Cash and Cash Equivalents - Beginning of year	42,778

Cash and Cash Equivalents - End of year	$165,050

The accompanying notes are an integral part of these financial statements.

Note 1 – Nature of Business and Significant Accounting Policies

Derivative Solutions, Inc. (the “Company”) is engaged in licensing its fixed income portfolio management software to various financial institutions in the United States under one to two year agreements. In addition, the Company provides software support services to its clients.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition – The Company recognizes licensing fees ratably over the term of the respective contracts. Customers are invoiced at the beginning of each quarterly earning cycle and customer payments received in advance of recognition of the related revenue are deferred. Support service revenue is recognized at the time services are performed.

Cash Equivalents - The Company considers all highly-liquid instruments with original maturies of less than 90 days to be cash equivalents.

Accounts Receivable - Accounts receivable are stated at invoice amounts. Delinquent account balances are reviewed on a specific-item basis to determine an allowance for doubtful accounts. The Company has no allowance for doubtful accounts at December 31, 2004, as management considers all accounts receivable to be collectible.

Property and Equipment - Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over estimated useful lives of five to seven years.

Notes Receivable - Notes receivable represent long-term notes received in exchange for the issuance of common stock in conjunction with an exercise of stock options during 2004. These notes are accounted as a reduction of stockholders’ equity in accordance with Emerging Issues Task Force 85-1 (EITF 85-1), Classifying Notes Received for Capital Stock.

Fair Value of Financial Instruments - The carrying value of accounts receivable, accounts payable and accrued liabilities, and loans and advances from stockholders approximates fair value due to the relatively short maturity of these instruments. The carrying value of the notes receivable–common stock approximates fair value based on the contract terms and an evaluation of expected cash flows.

Concentration of Products - The Company currently has one significant product that is presently marketed and licensed. Significant changes in technology could lead to new products or services that compete with the product offered by the Company. These changes could materially affect the price of the Company’s product or impair its marketability.

Software Development Costs - The Company accounts for research and software development costs in accordance the requirements of Statement of Financial Accounting Standards No. 2 (“SFAS 2”), Accounting for Research and Development Costs, and Statement of Financial Accounting Standards No. 86 (“SFAS 86”), Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. The Company’s research and development costs are charged to expense as incurred until technological feasibility is established. Costs incurred after technological feasibility was established for the Company’s current software were not material. Research and development expense in 2004 was approximately $400,000.

Stock-Based Compensation - The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation.

As permitted by SFAS 123, the Company accounts for its stock option plan using the intrinsic value method. Accordingly, no compensation expense has been recognized in connection with the Company’s outstanding stock options since the exercise price was equal to the fair market value of the Company stock at the date of grant. Had compensation cost for the Company’s stock option plan been determined pursuant to the fair value method under SFAS 123, the Company’s net loss would have been increased to the following pro forma amounts for the year ended December 31, 2004:

Year Ended December 31, 2004
Net loss, as reported	$(99,152)
Deduct: Stock-based employee compensation expense determined under fair value method for all awards, net of related income tax effects	102,771

Pro forma net loss	$(201,923)

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in the twelve months ended December 31, 2004:

Risk-free interest rate	4.56%
Expected life	10 years
Expected volatility	0%
Dividend yield	0%

Income Taxes - The Company has elected to be taxed as an S Corporation. The income of an S Corporation is not subject to federal income tax at the corporate level. Rather, the stockholders are required to include their pro rata share of the corporation’s taxable income or loss in their income tax returns. Accordingly, no provision for federal income taxes has been made in the accompanying financial statements. The Company is responsible for income taxes in state and local jurisdictions. Deferred income taxes for the Company are not material as there are no significant temporary differences.

Note 2 – Income Taxes

The provision for income taxes consists of the following:

Current expense – state	$72,789
Deferred expense – state	—

Total income tax expense	$72,789

A reconciliation of the provision for income taxes computed by applying the statutory United States federal tax rate to income before taxes is as follows:

Income tax expense computed using the federal statutory rate of 0%	$0
State income tax expense	$72,789

Total income tax expense	$72,789

Note 3 – Property and Equipment

Major classes of property and equipment at December 31, 2004 are as follows:

Furniture and fixtures	$112,236
Computer equipment	306,669

Total cost	418,905
Accumulated depreciation	(315,265)

Net property and equipment	$103,640

Depreciation expense was $43,890 for 2004.

Note 4 – Related Party Transactions

The Company has two outstanding notes receivable from a minority stockholder that total $475,000. These notes are collateralized by common stock, bear interest at 4%, have no specific repayment terms,

and mature in various years through 2009. During 2004, the Company recorded $13,417 in accrued interest income related to these notes receivable. These notes were received in connection with stock options exercised in 2004 and have been classified as a deduction from stockholders’ equity. These notes were repaid to the Company in connection with the sale of the Company’s stock in 2005 (see Note 9).

The Company has a loan payable to a majority stockholder. The note is noninterest-bearing and due on demand. At December 31, 2004, the balance due under the note payable was $61,451. This note payable was repaid in 2005.

Note 5 – Benefit Plans

The Company maintains a retirement plan (the “Plan”) for all employees over 21 years of age and having six months of service. The Company matches 50% of a participant’s elective deferral up to a maximum of 4 percent. Matching contributions under the Plan were $31,911 for 2004. In addition, the Plan allows for discretionary profit-sharing contributions. No discretionary contributions were made to the Plan during 2004.

Note 6 – Operating Leases

The Company is obligated under certain operating leases for office facilities in Chicago and New York. The leases expire on various dates between January 2006 and February 2007. Total rent expense under these leases was approximately $408,000 for 2004.

The following is a schedule of future minimum lease payments under operating leases:

Years Ending December 31	Amount
2005	$313,000
2006	213,000
2007	34,000

Total	$560,000

Note 7 – Stock Option Plan

The Company has an incentive stock option plan under which certain employees receive options to purchase Company stock at a price specified at the date of each option grant. Under the plan, the Company may grant options for up to 1,250,000 shares of common stock. The options granted, which have a term of 10 years from the grant date, vest over a four-year period. The exercise price of options is equal to the fair market value of the Company’s stock on the date of the grant.

Following is a summary of the status of the incentive stock option plan during 2004:

	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2004	1,135,000	$1.38

Granted	50,000	$4.00

Exercised	(400,000)	$(1.19)

Outstanding at December 31, 2004	785,000	$1.46

Options exercisable at December 31, 2004	715,500	$1.32

The following table summarizes information about stock options outstanding as of December 31, 2004:

	Options Outstanding			Options Exercisable
Range of exercise prices	Number of outstanding options at December 31, 2004	Weighted average remaining contract life (years)	Weighted average exercise price	Number exercisable at December 31, 2004	Weighted average exercise price
$1.00–$4.00	785,000	6.3	$1.46	715,500	$1.32

Note 8 – Supplemental Cash Flow Disclosure

The Company has two outstanding notes receivable from a stockholder in the total amount of $475,000. These notes were received in connection with the 2004 exercise of stock options to purchase 400,000 shares of the Company’s common stock.

There were no material cash payments for income tax or interest during 2004.

Note 9 - Subsequent Events

On July 28, 2005, all of the Company’s outstanding options were converted into shares of common stock of the Company in exchange for notes receivable totaling $1,000,000.

On August 1, 2005, the Company’s stockholders sold all of the outstanding common stock of the Company for $42.5 million in cash and 305,748 shares of common stock of the purchaser. In connection with the sale, all of the stockholder notes receivable were repaid.